Exhibit 99.1

FIRST NILES FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2006 EARNINGS

Niles, Ohio, April 14, 2006 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month period ended March 31, 2006.

Net income for the three months ended March 31, 2006 totaled $237,000 compared to net income of $244,000 for the same period in 2005, a decrease of $7,000, or 0.3%. The return on average assets for the three months ended March 31, 2006 was 0.96% compared to 0.99% in the same quarter one year prior. Primary earnings per share for the three months ended March 31, 2006 was $0.18, compared to $0.19 for the same period in 2005.

Net interest income after the provision for loan losses for the first quarter of 2006 totaled $720,000, compared to $702,000, an increase of $18,000, or 2.6% as compared to the same period in 2005. Total interest income was $1.295 million for the three months ended March 31, 2006, a $94,000 increase from the same period in 2005. Interest expense for the three months ended March 31, 2006 was $575,000, a $76,000 increase from the same period one year prior. The increase in total interest income was primarily due to a moderate increase in higher yield assets, primarily loans, on a year to year comparative basis. Loans receivable at the most recent quarter end were $4.3 million higher than one year ago. Additionally, while short term interest rates have risen significantly over the past year, the interest paid on savings and NOW accounts has remained steady. As a result, a significant portion of our liabilities have been unaffected by the rise in interest rates, while overall, asset yields have generally risen.

Non-interest income for the first quarter of 2006 was $77,000, as compared to $85,000 for the same period in 2005. This decrease was essentially the result of a decrease in gain on sale of securities realized during the first quarter of 2006, as compared to the first quarter of 2005. During the first quarter of 2006 the gain on sale of securities was $65,000 as compared to a $71,000 gain on sale of securities during the first quarter of 2005.

Non-interest expense for the first quarter of 2006 was $462,000, compared to $440,000 in the first quarter one year ago, an increase of $22,000, or 5.0%. This increase was primarily related to two items. Other operating expense increased $12,000 on a period to period comparative basis, which reflects a variety of minor cost increases. Additionally, an $8,000 loss on sale of real estate owned was incurred in the current period with no comparative expense in the period one year prior.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days totaled $823,000 at March 31, 2006, or 1.7% of net loans receivable, a decrease of $82,000 from December 31, 2005. The allowance for loan losses totaled $743,000 at March 31, 2006, representing 90.3% of non-performing loans and 1.6% of net loans receivable. At December 31, 2005 the allowance for loan losses represented 82.0% of non-performing loans and 1.6% of net loans receivable.

At March 31, 2006 total assets were $99.3 million compared to $98.5 million at December 31, 2005, an increase of $789,000, or 0.8%. Net loans receivable increased to $47.9 million at March 31, 2006 from $47.2 million at December 31, 2005, an increase of $734,000, or 1.6%. Deposits were $60.5 million at March 31, 2006 as compared to $60.8 million at December 31, 2005, representing a decrease of $344,000, or 0.6%.

Total equity at March 31, 2006 was $16.1 million, $252,000 lower than at December 31, 2005. The decrease in total equity was attributable to $212,000 in dividends paid on common stock and a $277,000 decrease in net unrealized gains on securities available for sale, partially offset by earnings of $237,000. At March 31, 2006 the Association significantly exceeded all regulatory capital requirements.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral “forward-looking statements”, including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.

First Niles Financial, Inc. is headquartered at 55 North Main Street, Niles, Ohio 44446.

FOR IMMEDIATE RELEASE	For Further Information Contact:

April 14, 2006	William L. Stephens, President
or Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539

Selected Financial Condition Data

(in thousands, except for per share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
Total assets	$99,305	$98,516
Loans receivable, net	47,914	47,180
Securities (AFS) at market	33,015	30,859
Securities (HTM) at cost	13,083	13,094
Deposits	60,458	60,802
Total borrowings	21,971	20,500
Retained earnings	14,548	14,523
Common stock and paid in capital	7,033	7,033
Total equity	16,143	16,396
Book value per share	$11.66	$11.84

Selected Operating Data

(in thousands, except for per share data)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Interest income	$1,295	$1,201
Interest expense	575	499
Provision for loan losses	—	—
Net interest income	720	702
Non-interest income	77	85
Non-interest expense	462	440
Income before inc. tax exp.	335	347
Income tax expense	98	103
Net income	237	244
Earnings per share - basic	$0.18	$0.19
diluted	0.18	0.18